EXHIBIT 10.1

TERMINATION AGREEMENT

This Termination Agreement is entered into by and between Core F.G. Co. Ltd. ("CFG"), Rexahn Pharmaceuticals ("Rexahn"), Inc. and Future System, Inc. ("FSI") (collectively referred to as the "Parties") on this 7 day of June, 2006, with regard to the Management Agreement, Share Subscription Agreement, and Intellectual Property Assignment & License Agreement (collectively referred to as the "Agreements") entered into by and between the Parties on 19 day of April, 2006.

The Parties now desire to provide for the termination of the Agreements entered into by and between the Parties on 19 day of April, 2006, and agree as follows:

1. The Parties agree and acknowledge that all or any rights and obligations under the Agreements and any other agreements, written or oral, executed by the Parties in the course of negotiating the Agreements, have been terminated pursuant to rejection of proposed transactions at FSI's shareholder's meeting held on the 7th day of June, 2006.

2. The Parties hereby release, discharge and waive any claims, whether civil, criminal or any other complaints, against each other arising out or in any way connected with the termination of the Agreements.

3. The Parties agree and acknowledge confirm that each party shall bear its own costs and expenses incurred in relation to the execution and delivery of the Agreements including but not limited to attorney fees, consulting services fees and due diligence expenses.

Core F.G. Co. Ltd.:	Representative Director /s/ Mr. In-Young Oh
Rexahn Pharmaceuticals, Inc.:	Representative Director /s/ Mr. Chang-Ho Ahn
Future Systems, Inc.:	Representative Director /s/ Mr. Kwang-Tae Kim